EXHIBIT 5.1

June 30, 2023

American Eagle Outfitters, Inc.

77 Hot Metal Street

Pittsburgh, Pennsylvania 15203-2329

Re:	American Eagle Outfitters, Inc. Post-Effective Amendment to the Registration Statement on Form S-8 Filed on June 30, 2023

Ladies and Gentlemen:

We have acted as counsel to American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), in connection with its filing of the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-238942) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof with respect to the Rollover Shares (as defined below) authorized for issuance under the Plan (as defined below).

On June 7, 2023 (the “Effective Date”), Company stockholders approved the American Eagle Outfitters, Inc. 2023 Stock Award and Incentive Plan (the “Plan”). The total number of shares of common stock of the Company, $0.01 par value (the “Common Stock”), authorized for issuance under the Plan includes, in addition to 10,617,000 new shares (registered concurrently on a new Registration Statement on Form S-8), (i) any shares that remained available for issuance under the American Eagle Outfitters, Inc. 2020 Stock Award and Incentive Plan (the “Prior Plan”) as of immediately prior to the Effective Date and (ii) any shares subject to awards, or outstanding awards under prior plans that terminate or expire unexercised, or are canceled, forfeited, or lapse for any reason, shares underlying awards that are ultimately settled in cash or property other than shares, and shares that are tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award other than an option or stock appreciation right, subject to proportionate adjustment in the event of stock splits and similar events (together, the “Rollover Shares”). As of the Effective Date, the maximum number of Rollover Shares that may be issued or transferred pursuant to awards under the Plan as a result of applying the formula described in (i) and (ii) above will not exceed 3,284,154 shares of Common Stock.

In connection with this opinion letter, we have examined the Post-Effective Amendment and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plan, (v) the Prior Plan, and (vi) such other documents, records, and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that any original issuance of the Rollover Shares that may be issued pursuant to the Plan have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP